UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2010

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 9, 2009, Apollo Gold Corporation (the “Company”) entered into a replacement letter of intent (the “New LOI”) with Elkhorn Goldfields LLC (“Elkhorn”), Calais Resources, Inc. and Calais Resources Colorado, Inc. (together with Calais Resources, Inc., “Calais”) pursuant to which Elkhorn agreed, subject to the terms and conditions contained in the New LOI, to purchase all the outstanding capital stock in Montana Tunnels Mining, Inc. (“Montana Tunnels”), an indirect wholly owned subsidiary of the Company, which holds the Company’s 50% interest in the Montana Tunnels Mine and mill, the Diamond Hill mine and mill and any and all ancillary assets related thereto (the “Purchase Transaction”).  The terms of the New LOI are set forth in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on December 15, 2009.

On February 1, 2010, Apollo Gold, Inc., a direct wholly owned subsidiary of the Company and the sole shareholder of Montana Tunnels (the “Seller”), Elkhorn and Calais entered into a definitive purchase agreement in respect of the Purchase Transaction (the “Purchase Agreement”) and consummated the transactions contemplated thereby.

Pursuant to terms of the Purchase Agreement, Seller sold all of the capital stock of Montana Tunnels in exchange for (i) promissory notes held by Elkhorn and certain investors in Elkhorn or its affiliates (the “Lenders”) from Calais and Aardvark Agencies, Inc. (“Aardvark”) with an outstanding balance of approximately $7,700,000 (the “Original Notes”), (ii) Elkhorn’s and the Lenders’ rights with respect to an additional amount of approximately $1,450,000 (which amount includes accrued interest) loaned to Calais, (the “Additional Caribou Loan”) and (iii) a promissory note held by Elkhorn and the Lenders from Calais with an outstanding balance of approximately $380,000 (the “Congo Chief Note” and, together with the Original Notes and the Additional Caribou Loan, the “Notes”).  The Original Notes are secured by certain deeds of trust registered against the Cross-Caribou Mine property (the “Caribou Property”) located in Caribou, Colorado (portions of which are owned by Calais and portions of which are owned by Aardvark).  The Elkhorn’s and the Lenders’ security interests in the properties against which the Original Notes and the Congo Chief Note are secured were transferred to Seller as part of the transaction.

The Original Notes matured on July 31, 2005 (although they were never repaid) and bear interest at the rate of 12.9% per annum.  The Congo Chief Note matured on February 21, 2006 (although it was never repaid) and bears interest at the rate of 12% per annum.  Pursuant to the Purchase Agreement, Seller agreed to forebear on the Original Notes and the Congo Chief Note (each of which, as noted above, is past due) until February 1, 2011.

In addition, pursuant to the Purchase Agreement, if Seller converts its interest in the Notes into a joint venture interest in a joint venture with Calais on the Caribou Property (the “Calais JV Interest”) (which Seller has no obligation to do) prior to June 1, 2010, Elkhorn shall have the right to acquire 50% of Seller’s interest in the Calais JV Interest by making a cash payment to Seller by July 1, 2010 of $5,000,000, and thereafter timely contributing $3,750,000 to the joint venture development budget submitted by Seller.  If Seller does not so convert its interest in the Notes into such a joint venture interest with Calais by June 1, 2010, Elkhorn shall have the option to re-acquire the Notes by payment to Seller on or before July 1, 2010 of $8,750,000 plus accrued interest (plus the face amount of indebtedness in respect of any secondary lien on the Caribou Property acquired by Seller).  Elkhorn has similar rights in the event that Seller acquires all the outstanding securities of Calais in lieu of a joint venture.

In addition to the foregoing provisions, the Purchase Agreement includes customary representations, warranties, covenants and indemnities for transactions of this type.

In connection with the Purchase Agreement, Calais agreed to execute and deliver a promissory note to the Company evidencing the Additional Caribou Loan (the “Additional Unsecured Note”).  The Additional Unsecured Note bears interest at the rate of eight percent per annum and has a maturity date of February 1, 2011.  In addition, the Company and Montana Tunnels entered into an employee leasing agreement (the “Employee Leasing Agreement”) pursuant to which, effective as of the closing of the transactions contemplated by the Purchase Agreement, eight Montana Tunnels employees will be leased by Montana Tunnels to the Company for use at the Company’s Black Fox Mine.  Pursuant to the terms of that Employee Leasing Agreement, Montana Tunnels will remain responsible for the payment of the wages and benefits of these leased employees, with Apollo reimbursing Montana Tunnels for the costs thereof on a monthly basis.  Timothy Smith, the Company’s Vice President – US and Canadian Operations and General Manager of the Montana Tunnels Mine, will remain an employee of Company.

The foregoing descriptions of the Purchase Agreement, Additional Unsecured Note and Employee Leasing Agreement contained in this Current Report on Form 8-K are qualified in their entirety by the full text of such agreements, each of which is incorporated by reference herein and attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Purchase Agreement, dated February 1, 2010, among Apollo Gold Corporation, Elkhorn Goldfields LLC, Calais Resources, Inc. and Calais Resources Colorado, Inc.

10.2	Promissory Note, dated February 1, 2010, by Calais Resources, Inc. and Calais Resources Colorado, Inc. in favor of Apollo Gold Corporation.

10.3	Employee Leasing Agreement, dated February 1, 2010, between Montana Tunnels Mining, Inc. and Apollo Gold Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 2, 2010

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development